Exhibit 99.1

Zynex Announces Third Quarter 2020 Earnings

•	Revenue increased 69% year over year to $20.0 million

•	Orders increased 96%

•	Net income of $1.3 million; Diluted EPS $0.04

•	Adjusted EBITDA $2.4 million

ENGLEWOOD, CO – October 27, 2020 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its third quarter ended September 30, 2020.

Third Quarter Financial Results Summary:

For the third quarter, the Company reported net revenue of $20.0 million, a 69% increase over the third quarter of 2019. Gross margins were 79% in the third quarter of 2020 and net income was $1.3 million.

Adjusted EBITDA was $2.4 million in the third quarter of 2020.

As of September 30, 2020, the Company had working capital of $50.3 million compared to $17.4 million at December 31, 2019. Cash on hand was $41.2 million at the end of the third quarter.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am excited to announce our seventeenth consecutive quarter of positive net income. In the third quarter, we posted revenue of $20.0 million, which is the highest quarterly revenue in the history of the Company and net income of $1.3 million. Orders grew 96% compared to the third quarter of 2019.

Similar to most companies we have seen the impact of the COVID-19 pandemic. As we announced in our flash report earlier this month, our Q3 revenue was less than we originally expected but we’ve made great progress in 2020. Our original revenue guidance in 2020 before the world-wide economic slowdown related to COVID-19 was $75-$80 million, our current full year revenue guidance is $80-$81 million, approximately 77% growth compared to 2019. Our current Adjusted EBITDA projection for 2020 will exceed 2019 and includes adding over 300 sales people during the year and an investment in sales and marketing of approximately $20 million. This investment puts us in a dominant position going into 2021 as the largest supplier of prescription strength electrotherapy devices for pain management in the US.

I think it’s important to reconcile what we’ve accomplished to date in 2020 despite the pandemic and reiterate the potential of our business as we move into 2021. Our continued order growth during this pandemic shows the strength of relationships our sales force has with many prescribers and the need for them to prescribe non-opioid, non-addictive prescription strength solutions for their patients in pain.

In the third quarter, we continued to focus on the execution of our growth strategy and the related growth of our sales force as we eclipsed 400 sales reps and expect to have over 500 by year-end. We expect the addition of new sales reps to have an impact on order and revenue growth in fourth quarter and going forward. In addition, we continue to invest in our infrastructure to support the increase in order volume.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Fourth Quarter and Full Year 2020 Guidance:

The estimated range for fourth quarter revenue is between $25.5 and $26.5 million with Adjusted EBITDA between $2.3 and $3.3 million. The revenue estimate is approximately 80% to 87% above 2019 fourth quarter revenue of $14.2 million.

Full year 2020 revenue is estimated between $80.0 and $81.0 million with Adjusted EBITDA between $12.5 and $13.5 million. The full year revenue estimate is approximately 76% to 78% above 2019 revenue of $45.5 million.

Conference Call and Webcast Details:

Tuesday, October 27, 2020 at 2:15 p.m. MT – 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/38303

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.
Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)
(unaudited)

	September 30,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$41,229	$14,040
Accounts receivable	9,365	5,833
Inventory, net	5,898	2,378
Prepaid expenses and other	1,061	315
Total current assets	57,553	22,566

Property and equipment, net	1,670	858
Operating lease asset	4,268	3,831
Finance lease asset	207	180
Deposits	282	329
Deferred income taxes	985	513
Total assets	$64,965	$28,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,627	2,141
Operating lease liability	1,678	1,211
Finance lease liability	51	45
Income taxes payable	429	52
Accrued payroll and related taxes	2,510	1,748
Total current liabilities	7,295	5,197
Long-term liabilities:
Operating lease liability	3,279	3,282
Finance lease liability	169	145
Total liabilities	10,743	8,624

Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-
Common Stock	35	34
Additional paid-in capital	36,479	9,198
Treasury stock	(3,846)	(3,846)
Retained earnings	21,643	14,356
Total Zynex, Inc. stockholders' equity	54,311	19,742
Non-controlling interest	(89)	(89)
Total stockholders' equity	54,222	19,653
Total liabilities and stockholders' equity	$64,965	$28,277

ZYNEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
NET REVENUE
Devices	$5,301	$2,661	$13,026	$6,924
Supplies	14,725	9,156	41,491	24,386
Total net revenue	20,026	11,817	54,517	31,310

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	4,296	2,261	11,758	5,993
Sales and marketing	9,425	4,184	21,817	10,035
General and administrative	4,896	2,877	12,990	7,947
Total costs of revenue and operating expenses	18,617	9,322	46,565	23,975

Income from operations	1,409	2,495	7,952	7,335

Other income/(expense)
Deferred insurance reimbursement	-	-	-	880
Interest income/(expense)	(5)	1	(14)	1
Other income/(expense), net	(5)	1	(14)	881

Income from operations before income taxes	1,404	2,496	7,938	8,216
Income tax expense	71	463	651	1,671
Net Income	$1,333	$2,033	$7,287	$6,545

Net income per share:
Basic	$0.04	$0.06	$0.22	$0.20

Diluted	$0.04	$0.06	$0.21	$0.19

Weighted average basic shares outstanding	34,486	32,490	33,564	32,350
Weighted average diluted shares outstanding	35,476	34,076	34,715	33,917

ZYNEX, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income	$1,333	$2,033	$7,287	$6,545
Depreciation and Amortization*	305	50	470	192
Stock-based compensation expense	730	259	1,806	556
Interest expense and other (benefit), net	5	-	14	(879)
Income tax expense	71	463	651	1,671
Adjusted EBITDA	$2,444	$2,805	$10,228	$8,085
% of Net Revenue	12%	24%	19%	26%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.